Exhibit 99.1

DREAMWORKS ANIMATION REPORTS FOURTH QUARTER AND YEAR-END 2011
FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - February 28, 2012 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its fourth quarter ended December 31, 2011. In the quarter, the Company reported total revenue of $219.0 million and net income of $24.3 million, or $0.29 per share on a fully diluted basis. For the twelve months ended December 31, 2011, the Company reported total revenue of $706.0 million and net income of $86.8 million, or $1.02 per share on a fully diluted basis.

“DreamWorks Animation's two feature films in 2011 achieved a high level of commercial and critical success, as Kung Fu Panda 2 and Puss In Boots together reached $1.2 billion at the worldwide box office and each received an Academy Award® nomination for Best Animated Feature Film,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “After its initial weekend, Puss In Boots is off to an excellent start in its domestic home video release and we are now looking ahead to the next big event for the Company: the theatrical release of Madagascar 3 on June 8, 2012.”

Kung Fu Panda 2, which grossed approximately $665 million in worldwide box office, contributed $49.6 million of revenue in the quarter, driven primarily by its home entertainment performance. The film reached an estimated 5.1 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Puss In Boots, which has grossed approximately $535 million in worldwide box office to date, contributed $23.8 million of revenue in the quarter, driven primarily by its performance at the worldwide box office as well as merchandising and licensing activities.

Megamind contributed $19.4 million of revenue in the quarter, driven primarily by international pay television. The film reached an estimated 5.0 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Shrek Forever After and How to Train Your Dragon contributed $8.8 million and $7.7 million of revenue in the quarter, respectively, driven primarily by worldwide home entertainment and international television. Each film reached an estimated 9.7 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Library and other items contributed approximately $109.7 million of revenue to the quarter, including $72.9 million of revenue attributable to non-film businesses.

Costs of revenue for the quarter equaled $159.4 million. Selling, general and administrative expenses totaled $26.0 million, including approximately $6.0 million of stock-based compensation expense.

The Company's income tax expense for the fourth quarter was $9.7 million. The Company's combined effective tax rate - the actual tax rate coupled with the effect of the Company's tax sharing agreement with a former stockholder - was approximately 28.1% for the fourth quarter. The Company expects its 2012 full-year effective tax rate to be approximately 30.0%.

For the full year 2011, the Company repurchased approximately 0.9 million shares for $25 million. The Company has $125 million remaining under its current share repurchase authorization.

The Company's full year 2012 results are expected to be driven primarily by the performance of Madagascar 3, which is scheduled to be released on June 8, 2012. The Company's first quarter results are expected to be driven primarily by the international box office performance and domestic home video release of Puss In Boots.

Items related to the earnings press release for the fourth quarter of 2011 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 28, 2012, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 28, 2012. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 234240 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for four consecutive years. In 2012, DreamWorks Animation ranks #14 on the list. All of DreamWorks Animation's feature films are now being produced in 3D. The Company has theatrically released a total of 23 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon.

Contact:
DreamWorks Animation Investor Relations
(818) 695-3900
ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications
(818) 695-3658

shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$116,093	$163,819
Trade accounts receivable, net of allowance for doubtful accounts	72,456	40,136
Income taxes receivable	3,960	310
Receivable from Paramount, net of allowance for doubtful accounts	214,647	242,629
Film and other inventory costs, net	882,646	772,668
Prepaid expenses	20,842	21,795
Other assets	13,023	9,900
Property, plant and equipment, net of accumulated depreciation and amortization	172,511	174,803
Deferred taxes, net	248,519	295,602
Goodwill	34,216	34,216
Total assets	$1,778,913	$1,755,878
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$3,283	$3,515
Accrued liabilities	105,505	143,098
Payable to former stockholder	294,397	329,590
Deferred revenue and other advances	19,032	20,793
Total liabilities	422,217	496,996
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 98,333,454 and 97,436,947 shares issued, as of December 31, 2011 and 2010, respectively	983	975
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 10,838,731 shares issued and outstanding, as of December 31, 2011 and 2010, respectively	108	108
Additional paid-in capital	1,023,405	979,177
Accumulated other comprehensive (loss) income	(1,041)	11
Retained earnings	1,053,736	966,935
Less: Class A Treasury common stock, at cost, 25,139,548 and 23,834,081 shares, as of December 31, 2011 and 2010, respectively	(720,495)	(688,324)
Total stockholders’ equity	1,356,696	1,258,882
Total liabilities and stockholders’ equity	$1,778,913	$1,755,878

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenues	$218,969	$275,671	$706,023	$784,791
Costs of revenues	159,443	193,841	480,747	506,422
Gross profit	59,526	81,830	225,276	278,369
Product development	1,716	1,126	2,864	3,183
Selling, general and administrative expenses	26,021	30,603	112,554	108,342
Operating income	31,789	50,101	109,858	166,844
Interest income, net	240	209	643	599
Other income, net	1,757	1,667	7,150	8,107
Decrease (increase) in income tax benefit payable to former stockholder	203	(254,184)	5,522	(289,052)
Income (loss) before income taxes	33,989	(202,207)	123,173	(113,502)
Provision (benefit) for income taxes	9,709	(287,441)	36,372	(284,141)
Net income	$24,280	$85,234	$86,801	$170,639
Basic net income per share	$0.29	$1.01	$1.04	$2.00
Diluted net income per share	$0.29	$0.99	$1.02	$1.96
Shares used in computing net income per share
Basic	83,751	84,175	83,667	85,227
Diluted	84,761	86,026	84,772	87,183

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
	(in thousands)
Operating activities
Net income	$86,801	$170,639
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs	388,169	424,175
Impairment charges related to online virtual world asset	—	11,954
Stock-based compensation expense	28,301	31,262
Depreciation and amortization	3,592	7,120
Revenue earned against deferred revenue and other advances	(85,855)	(86,031)
Deferred taxes, net	44,749	(287,933)
Changes in operating assets and liabilities:
Trade accounts receivable	(26,360)	1,662
Receivable from Paramount	27,982	(71,337)
Film and other inventory costs	(454,704)	(464,127)
Prepaid expenses and other assets	(2,165)	(9,360)
Accounts payable and accrued liabilities	(38,724)	33,273
Payable to former stockholder	(35,192)	262,134
Income taxes payable/receivable, net	(4,356)	7,923
Deferred revenue and other advances	101,264	60,285
Net cash provided by operating activities	33,502	91,639
Investing activities
Purchases of property, plant and equipment	(43,239)	(50,633)
Investment in unconsolidated affiliate	(5,000)	—
Net cash used in investing activities	(48,239)	(50,633)
Financing activities
Receipts from exercise of stock options	8	9,339
Excess (shortfall in) tax benefits from employee equity awards	103	2,908
Deferred financing costs	(338)	—
Purchase of treasury stock	(32,171)	(120,863)
Net cash used in financing activities	(32,398)	(108,616)
Effect of exchange rate changes on cash and cash equivalents	(591)	184
Decrease in cash and cash equivalents	(47,726)	(67,426)
Cash and cash equivalents at beginning of year	163,819	231,245
Cash and cash equivalents at end of year	$116,093	$163,819
Supplemental disclosure of cash flow information:
Cash paid (refunded) during the year for income taxes, net	$(3,597)	$(7,066)
Cash paid during the year for interest, net of amounts capitalized	$679	$528